UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 21, 2017

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17870 Castleton Street, Suite 250 City of Industry, CA	91748
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	626-964-5788

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c) )

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2017, Marina Biotech, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Symplmed Pharmaceuticals LLC (“Symplmed Pharma”) and its wholly-owned subsidiary Symplmed Technologies, LLC (“Symplmed Tech”, and together with Symplmed Pharma, each as “Seller” and together the “Sellers”) pursuant to which the Company purchased from the Sellers, for an aggregate purchase price of $75,000 in cash, certain specified assets of the Sellers relating to the Sellers’ patented technology platform known as DyrctAxess that offers enhanced efficiency, control and information to empower patients, physicians and manufacturers to help achieve optimal care. The parties entered into the Purchase Agreement in furtherance of the obligations of Symplmed Pharma pursuant to that certain Asset Purchase Agreement dated as of June 5, 2017 between the Company and Symplmed Pharma pursuant to which, among other things, the Company acquired the assets of Symplmed Pharma relating to Symplmed Pharma’s business of developing, marketing, manufacturing, selling, promoting, storing, supporting, transporting and commercializing a single-pill fixed dose combination of perindopril arginine and amlodipine besylate known as Prestalia.

Erik Emerson, the Chief Commercial Officer of the Company, is the President and Chief Executive Officer of Symplmed Pharma.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The Company also issued a press release in connection with the transactions contemplated by the Purchase Agreement, a copy of which press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 21, 2017, the Company and Symplmed entered into, and consummated the transactions contemplated by, the Purchase Agreement. The disclosures set forth in Item 1.01 of this current Report on Form 8-K are hereby incorporated by reference into this Item 2.01.

Item 8.01 Other Events.

On July 21, 2017, the Company entered into a binding term sheet with a third party purchaser (the “Purchaser”) pursuant to which the Purchaser will purchase from the Company the patents, know-how, agreements, records and certain other assets relating to the Company’s DiLA2 delivery system. The consideration to be paid by the Purchaser to the Company as a result of the transaction contemplated by the term sheet shall consist of: (i) an initial payment of $300,000 to be paid upon the closing of the asset sale; and (ii) an additional $1.2 million to be paid upon the first to occur of (x) a financing in which third party investors purchase equity and/or debt securities of the Purchaser resulting in aggregate proceeds to the Purchaser of not less than $15 million and (y) the twelve month anniversary of the closing.

The closing of the transaction contemplated by the term sheet is subject to the negotiation, execution and delivery of a definitive asset purchase agreement and the Purchaser’s determination that its due diligence has been completed and has been found satisfactory, in the Purchaser’s sole discretion.

In the term sheet, the Company agreed that it will negotiate exclusively with the Purchaser with respect to the sale of the DiLA2 assets for a period of ninety (90) days from the date of the term sheet.

Pursuant to the term sheet, at any time following the closing of the transaction and prior to the payment to the Company of the additional $1.2 million payment, the Purchaser may elect to unwind the transaction by providing written notice to such effect to the Company. Within thirty (30) days of the Purchaser’s issuance of such notice, Purchaser shall assign the DiLA2 assets back to the Company.

On July 25, 2017 the Company issued a press release regarding the term sheet, a copy of which is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Asset Purchase Agreement dated as of July 21, 2017 by and among Marina Biotech, Inc., Symplmed Pharmaceuticals LLC and Symplmed Technologies, LLC.

99.1	Press release of Marina Biotech, Inc. dated July 24, 2017.

99.2	Press release of Marina Biotech, Inc. dated July 25, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc

July 25, 2017	By:	/s/ Joseph W. Ramelli
	Name:	Joseph W. Ramelli
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase Agreement dated as of July 21, 2017 by and among Marina Biotech, Inc., Symplmed Pharmaceuticals LLC and Symplmed Technologies, LLC.

99.1	Press release of Marina Biotech, Inc. dated July 24, 2017

99.2	Press release of Marina Biotech, Inc. dated July 25, 2017